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                                                                 EXHIBIT (P)(XX)



              CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT
                        IBBOTSON ASSOCIATES ADVISORS, LLC



THE CODE OF ETHICS



Employees of Ibbotson Associates Advisors, LLC shall:


      - Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, and fellow employees.

      - Practice and encourage others to practice in a professional and ethical manner that will reflect credit on employees and their profession.

      - Strive to maintain and improve their competence and the competence of others in the profession. -

      -     Use reasonable care and exercise independent professional judgment.


Employees of Ibbotson Associates Advisors, LLC shall not:



      -     Employ any device, scheme or artifice to defraud clients;



      - Make any untrue statement of a material fact to a client or omit to state a material fact necessary to make a statement not misleading;



      - Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

Engage in any manipulative practice with respect to clients.



STANDARDS OF PROFESSIONAL CONDUCT


STANDARD I:  FUNDAMENTAL RESPONSIBILITIES.

Employees shall:

      A. Maintain knowledge of and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or any professional association governing the employee's professional activities.

      B. Not knowingly participate or assist in any violation of such laws, rules or regulations.

      C. Follow and adhere to the common set of accounting principles, standards and procedures as outlined by the Generally Accepted Accounting Principles or GAAP.

STANDARD II:  RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION.

      A.    PROFESSIONAL MISCONDUCT.

                  1. Employees shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

                  2. Employees shall not engage in any conduct or commit any act that compromises the integrity of Ibbotson Associates.

      B.    PROHIBITION AGAINST PLAGIARISM.

            Employees shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Employees may use, without acknowledgement factual information published by recognized financial and statistical reporting services or similar sources.

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STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER.

      A.    OBLIGATION TO INFORM EMPLOYER OF CODE AND STANDARDS.

            Employees shall:

                  1. Inform their employer in writing, through their direct supervisor, that they are obligated to abide by and annually re-sign the Code of Ethics and Standards.

                  2. Deliver a signed copy of the Code and Standards to the employer if the employer does not have a copy.

      B.    DUTY TO EMPLOYER.

            Employees shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

      C.    DISCLOSURE OF CONFLICTS TO EMPLOYER. Employees shall:

                  1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

                  2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

      D.    DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS.

            Employees shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by an employer.

      E.    RESPONSIBILITIES OF SUPERVISORS.

            Employees with supervisory responsibility, authority or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statues, regulations, or provisions of the Code and Standards. In so doing, employees are entitled to rely on reasonable procedures designed to detect and prevent such violations.

      F.    RESPONSIBILITIES OF EMPLOYEES.

                  1. Employees shall exercise judgment when distributing business-related personal gifts and gratuities, marketing or otherwise, by limiting the value of such gifts to less than $100 per year, per client so that such gifts are not perceived as creating a conflict of interest or compromising the integrity of the business-decision making process.


                  2. Employees shall exercise judgment when providing business entertainment or business meals so that such meals and entertainment do not create a conflict of interest, compromise the integrity of the business decision-making process, or could potentially have an adverse effect on Ibbotson Associates' professional reputation. Employees shall accept business related gifts or gratuities only if the amount is $100 or less, per year, per vendor or client. Entertainment or business meals received by employees that is in excess of $100 is generally acceptable so long as such meals and entertainment do not create a conflict of interest, compromise the integrity of the business decision-making process, or could potentially have an adverse affect on Ibbotson's professional reputation.



                  4. Employees shall disclose to Compliance Officer all gifts or gratuities accepted or distributed between an employee, client or prospect.



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      G.   PERSONAL SECURITY TRANSACTIONS.


      Employees shall agree to abide by Ibbotson Associates Advisors, LLC Insider Trading Compliance policy as outlined in the Employee Handbook.



STANDARD IV:  RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS.

      A.    INVESTMENT PROCESS.

      A.1   REASONABLE BASIS AND REPRESENTATIONS, METHODOLOGY AND RESEARCH.

      Employees shall:

                  a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

                  b. Have a responsible and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

                  c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

                  d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

      A.2.  RESEARCH REPORTS.

      Employees shall:

                  a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

                  b. Distinguish between facts and opinions in research reports.

                  c. Indicate the basic characteristics of the investment involved when preparing for a public distribution a research report that is not directly related to a specific portfolio or client.

      A.3.  INDEPENDENCE AND OBJECTIVITY.

      Employees shall:

                  a. Use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.


                  b. Exercise judgment when distributing or accepting business-related gifts and/or gratuities, marketing or otherwise, which could be perceived as creating a conflict of interest or affect investment decisions.



                  c. Accept business-related gifts or gratuities only if the amount is $100 or less, per year, per client. Entertainment or business meals exceeding $100 is generally acceptable, so long as investment decisions or the investment decision-making process is not compromised and judgments are not influenced or affected.


                  d. Disclose to Compliance Officer all gifts or gratuities accepted or distributed between an employee, client or prospect.

      B.    INTERACTIONS WITH CLIENTS AND PROSPECTS.

      B.1   FIDUCIARY DUTIES.

      In relationships with clients employees shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Employees must act for the benefit of their clients and place their clients' interests before their own.

      B.2   PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS.

      Employees shall:

                  a. Make a reasonable inquiry into a client's investment experience, and investment objectives prior to making any investment recommendations and shall update this


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                        information as necessary, but no less frequently than
                        annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.


                  b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.


                  c. Distinguish between facts and opinions in the presentation of investment recommendations.

                  d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

      B.3   FAIR DEALING.

      Employees shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior Investment recommendations, and taking investment action.


      B.4   PRESERVATION OF CONFIDENTIALITY.


      Employees shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-employee, prospect-employee, or employer-employee relationship unless the employee receives information concerning illegal activities on the part of the client, prospect or employer.


      B.5   PROHIBITION AGAINST MISREPRESENTATION.


      Employees shall not make any statements, orally or in writing, that misrepresent:

                  a. the services that they or their firms are capable of performing;

                  b. their qualifications or the qualifications of their firm;

                  c.    the member's academic or professional credentials.


      Employees shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

      B.6   DISCLOSURE OF CONFLICTS TO CLIENTS AND PROSPECTS.

      Employees shall disclose to their clients and prospects all matters, including, but not limited to, beneficial ownership of securities or other investments, that reasonably could be expected to impair the member's ability to make unbiased and objective recommendations upon delivery of recommendations.

      B.7  DISCLOSURE OF REFERRAL FEES.

      Employees shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services.

STANDARD V: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE INVESTING PUBLIC.

      A.    PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION.

      Employees who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security of such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If employees receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Employees shall make reasonable


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      efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.


      B.    PERFORMANCE PRESENTATION.

                  1. Employees shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

                  2. If employees communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, employees shall make every reasonable effort to assure that such performance information is a fair and accurate, and complete presentation of such performance.


      REPORTING REQUIREMENTS



      Employees of Ibbotson Associates Advisors, LLC who are considered Access People for Sub-Advisory Programs shall submit:



            1. Initial Holdings Reports no later than 10 days after the employee is identified as an Access Person and/or adoption of this policy, with the following information:



                  - Title, number of shares and principal amount of each Security in which the employee had any direct or indirect beneficial ownership;



                  - Name of any broker, dealer or bank with whom the employee maintained an account in which any Securities were held for the direct or indirect benefit of the employee; and



                  -     The date that the report is submitted by the employee.



            2. Quarterly Transaction Reports no later than 10 days after the end of a calendar quarter with the following information:



                  - Date of transactions performed during the quarter in a Security in which the employee has any direct or indirect beneficial ownership;


                  -     Title;


                  -     Interest rate and maturity date (if applicable);



                  -     Number of shares;



                  -     Principal amount;



                  -     Nature of the transaction



                  -     Price at which the transaction was effected;



                  - Name of the broker, dealer or bank with or through the transactions was effected;



                  -     The date that the report is submitted by the employee;



                  - Name of the broker, dealer or bank with whom the employee established a Securities account;



                  -     Date the account was established; and



                  -     The date that the report is submitted by the employee.



            3. Annual Holdings Reports annually current as of a date no more than 30 days before the report is submitted with the following information:



                  -     Title;



                  -     Number of shares;



                  -     Principal amount;



                  - Name of any broker, dealer or bank with whom employee maintains account; and



                  -     Date that the report is submitted by the employee.



            4. Pre-approval Requests for Investments in Initial Public Offerings and Limited Offerings.


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            5.    For the purpose of this Code, "Security" is defined as set forth in Section 2(a)(36) of the Act. It includes such things as stocks, options, municipal bonds and most corporate bonds (see exception below). It does not include securities issued by the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, unit investment trusts, shares of registered open-end mutual funds, exchange traded funds (ETFs), or municipal fund securities.



RECORDKEEPING REQUIREMENTS



Ibbotson Associates Advisors, LLC. shall maintain the records required to be maintained under Rule 17j-1 of the Investment Company Act of 1940.



Adopted:  September 13, 2004